Exhibit 19.1
Enact Insider Trading
Policy
About This Policy
Policy Statement
Federal and state securities laws prohibit company directors, officers, and other employees from purchasing or selling securities of any company, including Enact Holdings, Inc. (“Enact” or the “Company”), as well as Genworth Financial, Inc. and any of its publicly traded subsidiaries, if they are aware of material non-public information (“inside information”). Additionally, the Company and individual directors, officers, and other supervisory personnel may have “controlling person” liability if they fail to take reasonable steps to prevent insider trading by Company personnel. The authorities enforce these laws vigorously, and penalties for violations are severe.
Purpose
The Company believes that the key to preventing securities trading violations is to educate all of our directors, officers, and other employees about the insider trading laws and to have in place and to enforce a clear and effective policy against insider trading that applies to all of our personnel. Further, we believe that it is important to have in place and to enforce certain additional procedures for directors, executive officers, and other specified employees.
Accordingly, we have adopted this Insider Trading Policy Statement (this “Policy”), which sets forth the framework and certain policies for trading by directors, officers, and employees of the Company.
•Please note that you may be subject to the Insider Trading Policy of Genworth Financial, Inc., in addition to this Policy.
1.Genworth Code of Ethics
The Genworth Financial, Inc. Code of Ethics, Integrity First, which has been adopted by Enact, sets forth the policy foundation for this Policy. The policy and requirements established by the Code of Ethics are set forth below.
1.1.Policy Overview
The Company is committed to the principles of fair and open markets for publicly traded securities throughout the world — markets where everyone has an equal chance to succeed. This Policy establishes standards of conduct for employees and others who may obtain inside information through their work for the Company. Insider trading, insider dealing, and stock tipping are criminal offenses in most countries where the Company does business. The requirements of this Policy include full compliance with the laws prohibiting insider trading, insider dealing, and stock tipping.
Insider trading or dealing means personally buying or selling stock or other securities of any company while in possession of inside information. Inside information includes information about anything that could affect a company’s stock price or other securities that you become aware of through your work at

Exhibit 19.1
Enact. Stock tipping means disclosing inside information about a company — for example, to a relative, colleague or friend— to enable that person to buy or sell stock or other securities of that company on the basis of such information. This Policy sets forth guidelines designed to avoid even the appearance of insider trading, insider dealing or tipping. It is not meant to restrict the freedom of employees to make appropriate personal investments, or the Company’s right to legitimately use and disclose inside information in the ordinary conduct of its business.
1.2.Core Requirements
The Core Responsibilities of this policy are:
•Never buy or sell the stock or other securities of any company while you have inside information.
•Never recommend or suggest that anyone else buy, sell, or retain the stock or other securities of any company while you have inside information.
•Do not disclose inside information to anyone outside the Company (including family members), except when such disclosure is needed to enable the Company to carry on its business properly and effectively, and appropriate steps have been taken by the Company to prevent the misuse of the information. Employees are urged to consult with the Company’s Legal and Compliance team to determine if such disclosure is needed and is being undertaken in an appropriate manner.
•Only disclose inside information within the Company in the ordinary course of business and when you have no reason to believe the information will be misused.
1.3.What to Watch Out For
Employees and others who may obtain inside information through which their work for the Company should consider the following:
•Failing to learn how to identify inside information. Inside information is any non- public information that a reasonable investor is likely to consider important in making an investment decision.
-Inside information may relate to the Company or any other company, including but not limited to the Company’s suppliers, customers, or other business partners.
•Inside information may be non-public information about anything that could affect a company’s stock price, including, but not limited to
-announcements of earnings or losses, or a change in dividend policy;
-an actual change in earnings or in forecasted earnings that is higher or lower than the forecast
-the launch of a new significant business or significant product;
-a significant cybersecurity incident;
-a pending merger, acquisition, disposition, joint venture or tender offer;
-the sale of significant assets or of a significant subsidiary;
-a substantial contract award or termination, the gain or loss of a significant customer or supplier;

Exhibit 19.1
-major changes in senior management;
-the filing of a bankruptcy petition.
•Any non-public information about a company that would influence your own decision to buy or sell any company’s stock or other securities probably is inside information.
•Information is considered to be non-public unless it has been adequately disclosed to the public.
-This means that the information must be publicly disseminated, and sufficient time must have passed for the securities markets to digest the information.
-You should presume that information is non-public unless you can point to Enact’s or the relevant company’s official release of that information through (i) a Form 8-K or other publicly available filing with the U.S. Securities and Exchange Commission; (ii) an issuance of press releases via major newswire; and/or (iii) a website posting in compliance with Regulation FD.
•Trading tips probably are inside information if there is any indication that the information may originally have come from someone with inside information.
2.Scope of Persons and Transactions
This Policy applies to you, your family members who reside with you, anyone else who lives in your household, family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities), and certain other affiliated trusts, partnerships, and other entities. Please advise your personal stockbroker, financial advisor, and family members of these requirements.
This Policy continues to apply even after you have terminated employment with, or cease to be a director of, the Company.
•Special Note for Company Employees Working Outside of the United States: In addition to the requirements set forth in this Policy, employees working outside of the United States may be subject to additional policies and procedures that shall be separately communicated to all such affected employees.

Exhibit 19.1
3.Additional Requirements Applicable to Statutory Insiders
The following requirements apply only to “Statutory Insiders” who are subject to Section 16 of the Exchange Act (including all directors, executive officers, and the Company’s Controller). If applicable, please advise your personal stockbroker and financial advisor of these requirements.
3.1.Window Periods Applicable to All Statutory Insiders
Statutory Insiders may conduct a “Company securities transaction” only during a quarterly “window” period.
A “Company securities transaction” includes any purchase or sale of Company securities, exercises of a stock option or stock appreciation right (regardless of whether payment of the exercise price is made in cash, by delivery or withholding of Company securities, broker-assisted market sales, or any other “cashless exercise” arrangement), tax withholding elections involving Company stock-based awards (including restricted stock units), gifts (charitable or otherwise) of Company securities, elections to participate in, or increases in the level of participation in a dividend reinvestment plan, elective account transfers under the 401(k) plan that involve the Company’s stock fund, and loans from your 401(k) plan account if it involves the Company’s stock fund, should a Company stock fund be offered in the Company’s 401(k). For purposes of this Policy, “Company securities” include common stock, preferred stock, debt instruments (including bonds), options, warrants and any other investment instrument issued by the Company that offers evidence of debt or equity
Generally, quarterly “window” periods begin on the third trading day after the Company issues its quarterly earnings press release and last until the close of trading on the 10th day of the third month of the fiscal quarter in which the earnings are released. Statutory Insiders will be advised in advance of the dates of each quarterly “window” period. You should be aware that sometimes the scheduled quarterly “window” will not be available for Company securities transactions, for example, if inside information about the Company exists during that time.
All Statutory Insiders are also required to obtain pre-clearance for each Company securities transaction. See Section 3.2 below regarding the pre-clearance procedures for Statutory Insiders.
3.2.Pre-Clearance for All Statutory Insiders
Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), all “Statutory Insiders” are subject to special rules regarding their “direct and indirect” holdings. As a result, to ensure compliance with applicable securities laws, including prohibitions on insider trading, Statutory Insiders must obtain prior approval from the General Counsel or Deputy Corporate Secretary and Securities Counsel before they make any changes in their direct or indirect holdings of Company securities. This requirement applies to all Company securities transactions.
•Note the following:
•If otherwise permitted by the Company 401(k) plan, Statutory Insiders must obtain prior approval to BEGIN to allocate money to the Company’s stock fund in the Company 401(k) plan.
•After the initial prior approval, Statutory Insiders can continue to allocate money to the Company’s stock fund on the same basis as approved without additional prior approvals.

Exhibit 19.1
•However, additional approvals must be obtained prior to making any CHANGES that affect the Company’s stock fund portion of the 401(k) plan.
•In addition, Statutory Insiders must obtain prior approval to take LOANS from a 401(k) plan account if it includes Company stock.
3.3.Prohibition on Publicly Traded Options, Hedging and Pledging Transactions
Buying or selling options (puts or calls) on Company securities is, in effect, a bet on the short- term movement of the securities. If a Statutory Insider were to engage in such transactions, it could create the appearance that the person is trading based on inside information.
Transactions in options may also focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Statutory Insiders may not engage in transactions in puts, calls, or other derivatives relating to Company securities on an exchange or in any other organized market.
In addition, certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds, would allow a Statutory Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company’s other stockholders. Therefore, Statutory Insiders may not engage in any such transactions.
Further, securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Statutory Insiders are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

4.Additional Requirements Applicable to Covered Persons
The following requirements apply only to “Covered Persons.” For purposes of this Policy, “Covered Persons” include:
•all members of the Company’s Senior Leadership Team; and
•such other persons identified from time to time by the Company’s General Counsel.
Covered Persons should advise their personal stockbrokers and financial advisors of the applicable requirements and restrictions set forth in this Policy.
4.1.Window Periods Applicable to All Covered Persons
Covered Persons may conduct a “Company securities transaction” only during a quarterly “window” period.

Exhibit 19.1
A “Company securities transaction” includes any purchase or sale of Company securities, exercises of a stock option or stock appreciation right (regardless of whether payment of the exercise price is made in cash, by delivery or withholding of Company securities, broker-assisted market sales, or any other “cashless exercise” arrangement), tax withholding elections involving Company stock-based awards (including restricted stock units), gifts (charitable or otherwise) of Company securities, elections to participate in, or increases in the level of participation in a dividend reinvestment plan, elective account transfers under the 401(k) plan that involve the Company’s stock fund, and loans from your 401(k) plan account if it involves the Company’s stock fund. For purposes of this Policy, “Company securities” include common stock, preferred stock, debt instruments (including bonds), options, warrants and any other investment instrument issued by the Company or any of its subsidiaries (including any publicly-traded subsidiaries) which offers evidence of debt or equity.
Generally, quarterly “window” periods begin at the beginning of the third full trading day after the Company issues its quarterly earnings press release and last until the close of trading on the 10th day of the third month of the fiscal quarter in which the earnings are released. Covered Persons are required to verify that the “window” is open prior to initiating any Company securities transaction. You should be aware that sometimes the scheduled quarterly “window” will not be available for Company securities transactions, for example, if inside information about the Company exists during that time.
All Covered Persons are required to obtain pre-verification for each Company securities transaction. See Section 4.2 below regarding the pre-verification requirements for Covered Persons.
4.2.Pre-Verification for All Covered Persons
Prior to initiating any Company securities transaction, Covered Persons must verify that:
1)they are aware of the requirements of this Policy and that all Company securities transactions are in full compliance with the laws prohibiting insider trading, insider dealing, and stock tipping and
2)the window is open.
5.Automatic Exercise of Stock Options and Stock Appreciation Rights at the Time of Expiration
The automatic exercise of a stock option or stock appreciation right at the time of the award’s regular expiration date (i.e., expiration at the end of the award’s term but not an earlier expiration resulting from termination of employment or otherwise) pursuant to the relevant terms in the applicable award agreement or any amendments thereto is not subject to the prohibition on trading on the basis of inside information contained in this Policy or to the restrictions set forth above relating to window periods and pre-clearance procedures.
However, any shares acquired via automatic exercise remain subject to the prohibitions, restrictions and procedures outlined in this Policy.
6.Exception for SEC Rule 10b5-1 Plans
Trades in the Company’s securities otherwise covered by this Policy that are executed pursuant to an SEC Rule 10b5-1 plan are not subject to the prohibition on trading on the basis of inside information

Exhibit 19.1
contained in this Policy or to the restrictions set forth above relating to window periods and pre-clearance procedures.
SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 plan must be entered into (and amended) while a person is not aware of inside information and may only be entered into (or amended) during a window period. Once the plan is adopted, he or she must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party.
The Company requires that all Rule 10b5-1 plans adopted by Statutory Insiders and Covered Persons be approved in writing in advance by General Counsel or Deputy Corporate Secretary and Securities Counsel, listed in Section 7. Rule 10b5-1 plans should follow the Guidelines set forth in Exhibit A.

Exhibit 19.1
Exhibit A
Enact Holdings, Inc.
Guidelines Regarding SEC Rule 10b5-1 Plans
As provided in the Enact Holdings, Inc. (“Enact” or the “Company”) Insider Trading Policy Statement, prior to entering into a SEC Rule 10b5-1 plan (“Trading Plan”), all directors, executive officers and the Company’s Controller (“Statutory Insiders”), and all members of the Company’s Senior Leadership Team who are not Statutory Insiders and such other persons identified from time to time by Enact’s General Counsel (“Covered Persons”), must obtain prior written approval of such plan by the General Counsel or Deputy Corporate Secretary and Securities Counsel.
The Company has adopted the following guidelines regarding Trading Plans entered into by Statutory Insiders or Covered Persons (collectively referred to herein as “insiders”). The Company’s General Counsel or Deputy Corporate Secretary and Securities Counsel will interpret and administer these guidelines, Trading Plans, and any amendments or terminations thereof must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1"), these guidelines and the Company’s Insider Trading Policy.
•Fidelity. Only Trading Plans adopted with Fidelity or one of its affiliates or subsidiaries (“Fidelity”) are permissible.
•Cooling-Off Period. Trades under a Trading Plan for Statutory Insiders should not be executed until the later of (i) ninety (90) calendar days after the date of adoption or (ii) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K, as applicable, relating to the fiscal quarter in which the Trading Plan was adopted, and in no event later than one hundred twenty (120) calendar days after adoption of the Trading Plan. Trades under a Trading Plan for Covered Persons should not be executed until at least thirty (30) days following the insider’s adoption of such Trading Plan. The trading schedule for the Trading Plan should reflect such cooling-off periods.
•Plan Suspension. In the event a lock-up period is imposed on certain insiders, the insider shall provide notice to Fidelity to suspend transactions under his or her Trading Plan to the extent required to comply with the terms of the lock-up. Further, a Trading Plan must provide for suspension of trades under such plan, in whole or in part as appropriate, if legal, regulatory or contractual restrictions or suspensions are imposed on the insider, or if other events occur that would prohibit sales or purchases under such Trading Plan.
•Good Faith Requirement and Certification. A Trading Plan must be entered into (or amended) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the insider must act in good faith for the duration of the Trading Plan. Any Trading Plan for a Statutory Insider must include a representation in the plan certifying that that he or she is (i) entering into the Trading Plan or amendment in good faith, as the case may be, and will act in good faith for the duration of the Trading Plan, and not as a part of a plan or scheme to evade prohibitions against insider trading and (ii) not in possession of material non-public information about the Company or its securities.
•Amendments of a Trading Plan. The prior written permission of the General Counsel or Deputy Corporate Secretary and Securities Counsel is required in order to amend a Trading Plan. In addition, the insider must deliver a fully executed copy of the amended Trading Plan to the

Exhibit 19.1
General Counsel or Deputy Corporate Secretary and Securities Counsel within five (5) business days of amending such plan. Any amendment to a Trading Plan that modifies the amount, price, or timing of the purchase or sale of securities will constitute a termination of the Trading Plan and the adoption of a new Trading Plan. Consequently, such amended Trading Plan must comply with all requirements set forth in these Guidelines, including the cooling-off periods described above.
•Termination by the Company. Upon the request of the Company, the insider shall provide notice to Fidelity to terminate his or her Trading Plan upon the occurrence of any of the following events:
-the filing of a bankruptcy petition by the Company;
-the date on which there is a public announcement of a public offering or tender or exchange offer with respect to the Company’s stock;
-the date on which there is a public announcement that the Company is the target of a merger, acquisition, reorganization, recapitalization, or comparable transaction affecting the securities of the Company, as a result of which the shares of Company stock will be converted into shares of stock of another company, cash, or other property; or
-any legal, regulatory, or contractual restrictions applicable to the Company and/or its insiders.
•Termination by Insider. A Trading Plan may be terminated by the insider at any time with prior written notice to the General Counsel or Deputy Corporate Secretary and Securities Counsel. An insider that terminates a Trading Plan prior to its stated duration shall not trade in the Company’s securities (including pursuant to a new Trading Plan) until the later of (i) the next “window” under the Insider Trading Policy or (ii) 90 calendar days following such termination; provided, however, that any trades following such termination must comply with the Insider Trading Policy, including restrictions related to the “window” periods (as discussed therein). Any new Trading Plan shall be subject to the cooling-off periods described above.
•Single Trade Plans. The insider shall comply with the requirements of Rule 10b5-1(c)(1)(ii)(E), as amended, which generally provides that insiders are limited to one “single-trade plan” in any consecutive 12-month period. A “single-trade plan” is generally one which is designed to effect an open-market sale (or purchase) of the total amount of the securities subject to the plan in a single transaction. For example, a Trading Plan will not be treated as a single-trade plan if (i) it gives the insider’s agent discretion over whether to execute the Trading Plan as a single transaction or (ii) it does not give the insider’s agent discretion but provides that such agent’s future acts will depend on events or data not known at the time the Trading Plan is entered into, and it is reasonably foreseeable at the time the Trading Plan is entered into that the Trading Plan might result in multiple trades.
•Multiple or Overlapping Trading Plans. Multiple or overlapping Trading Plans are prohibited, subject to certain exceptions, including:
-A Trading Plan providing for an eligible sell-to-cover transaction shall not be considered an outstanding or additional Trading Plan under Rule 10b5-1; or
-An insider adopting a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the first scheduled trade under the new Trading Plan does not occur prior to the last scheduled trade(s) of the

Exhibit 19.1
existing Trading Plan and otherwise complies with these Guidelines and conditions under Rule 10b5-1, including the cooling-off periods described above.